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                                                                    Exhibit 10.4

                             STOCK OPTION AGREEMENT


          STOCK OPTION AGREEMENT ("Option Agreement") dated December 7, 1998, between Lakeland Bancorp, Inc., a New Jersey corporation ("Acquiror"), and High Point Financial Corp., a New Jersey corporation (the "Company").

                             W I T N E S S E T H :

          WHEREAS, the Board of Directors of Acquiror and the Board of Directors of the Company have approved an Agreement and Plan of Merger dated as of the date of this Agreement (the "Merger Agreement") providing for the merger of the Company with and into the Acquiror;

          WHEREAS, as a condition to the Acquiror's entering into the Merger Agreement, the Acquiror has required that the Company agree, and the Company has agreed, to grant to the Acquiror the option set forth herein to purchase authorized but unissued shares of the Company's Common Stock;

          NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

          1.  Definitions.

          Capitalized terms used but not defined herein shall have the same meanings as in the Merger Agreement.

          2.  Grant of Option.

          Subject to the terms and conditions set forth herein, the Company hereby grants to the Acquiror an option (the "Option") to purchase up to 772,243 authorized and unissued shares of the Company's Common Stock (the "Option Shares") at a price per share equal to $13.25 (the "Purchase Price") payable in cash as provided in Section 4 hereof.

          3.  Exercise of Option.

          (a) The Acquiror may exercise the Option, in whole or in part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and the Merger Agreement shall have been terminated; provided, however, that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect upon the earliest to occur of:

               (i) the Effective Time of the Merger;
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               (ii)  5:00 p.m. New York City time on the date which is 270 days following the occurrence of a Purchase Event; and

               (iii) (x) the termination of the Merger Agreement in accordance with its terms (other than (A) pursuant to Section 7.1.11 thereof or (B) pursuant to Section 7.1.3 thereof if at the Company Meeting (including any adjournment or postponement thereof) the requisite vote of the Company's stockholders to approve the Merger and the transactions contemplated hereby shall not have been obtained, and at the time of such failure by the Company's stockholders to so approve the Merger there is a publicly announced or disclosed Competing Transaction with respect to the Company or there has been a Competing Transaction Filing or (C) by the Company pursuant to Section 7.1.9 thereof if at the time of such termination a third party has contacted the Company concerning a possible Competing Transaction) prior to the occurrence of a Purchase Event, or (y) 5:00 p.m. New York City time on the date which is one year following the termination of the Merger Agreement pursuant to Section 7.1.3 thereof or Section 7.1.9 thereof if no Purchase Event has occurred pursuant to clause (b)(ii) below;

and provided, further, that if the Option cannot be exercised before its date of termination as a result of any injunction, order or similar restraint issued by a court of competent jurisdiction or failure to receive the approval of any Governmental Authority, the Option shall expire on the 10th business day after such injunction, order or restraint shall have been dissolved or such approval shall have been obtained or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be but in no event later than 18 months after the occurrence of a Purchase Event.

          (b) As used herein, a "Purchase Event" shall mean any of the following events:

               (i) The Board of Directors of the Company shall have withdrawn, modified or changed the Company Board Recommendation in a manner adverse to the Acquiror, or if the Board of Directors of the Company shall have refused to affirm the Company Board Recommendation as promptly as practicable (but in any case within 10 business days) after receipt of any written request from the Acquiror which request was made on a reasonable basis (other than any withdrawal of, or change in, or failure to reaffirm such Company Board Recommendation in connection with the Company's termination of the Merger Agreement pursuant to Section 7.1.5 or Section
     7.1.9 of such Merger Agreement);

               (ii) (A) if at the Company Meeting (including any adjournment or postponement thereof) the requisite vote of the Company's stockholders to approve the Merger and the transactions contemplated hereby shall not have been obtained, and at the time of such failure by the Company's stockholders to so approve the Merger (x) there is a publicly announced or disclosed Competing Transaction with respect to the Company involving a third party or (y) a third party shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or

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     other governmental authority or regulatory or administrative agency or commission, domestic or foreign (each a "Governmental Authority"), for approval to engage in a Competing or (B) if at the time the Company terminates the Merger Agreement pursuant to Section 7.1.9 of such Merger Agreement, a third party has contacted the Company concerning a possible Competing Transaction and (in the event either A(x) or A(y) or B occurs) within twelve months after termination of the Merger Agreement, the Company shall enter into a letter of intent, agreement-in-principle, business combination or merger agreement or other similar agreement for a Competing Transaction or a Competing Transaction is consummated in each case with such third party or a bank, bank holding company or other financial institution or any of their respective affiliates;

               (iii) if the Company shall have breached in any material respect any of its representations, warranties or obligations under this Agreement; or

               (iv) if the Merger Agreement shall have been terminated by the Company pursuant to Sections 5.1.2 and 7.1.11 of the Merger Agreement.

          (c) As used herein, the terms "Beneficial Ownership", "Beneficial Owner" and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3 under the 1934 Act. As used herein, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the 1934 Act.

          (d) In the event the Acquiror wishes to exercise the Option, it shall deliver to the Company a written notice (the date of receipt of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than two business days nor later than 60 calendar days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if the closing of the purchase and sale pursuant to the Option (the "Closing") cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and, provided further that, without limiting the foregoing, if prior notification to or approval of the Federal Reserve Board or any other Governmental Authority is required in connection with such purchase, the Acquiror and, if applicable, the Company shall promptly file the required notice or application for approval and shall expeditiously process the same (and the Company shall cooperate with the Acquiror in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained, and in either event, any requisite waiting period has passed.

          (e) In the event (i) the Acquiror receives official notice that an approval of any Governmental Authority required for the purchase of Option Shares would not be issued or granted or (ii) a Closing Date shall not have occurred within 18 months after the related Notice Date due to the failure to obtain any such required approval, the Acquiror shall be entitled to

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exercise its right as set forth in Section 7 or, to the extent legally permitted, to exercise the Option in connection with the resale of the Company's Common Stock or other securities pursuant to a registration statement as provided in Section 9. The provisions of this Section 3 and Section 6 shall apply with appropriate adjustments to any such exercise.

          4.  Payment and Delivery of Certificates.

          (a) At the Closing, the Acquiror shall pay to the Company the aggregate Purchase Price for the shares of the Company's Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated not later than one business day prior to the Closing Date by the Company.

          (b) At such Closing, simultaneously with the delivery of cash as provided in Section 4(a), the Company shall deliver to the Acquiror a certificate or certificates representing the number of shares of the Company's Common Stock purchased by the Acquiror, registered in the name of the Acquiror or a nominee designated in writing by the Acquiror, which shares shall be fully paid and non-assessable and free and clear of all liens, claims, charges and encumbrances of any kind whatsoever.

          (c) If at the time of issuance of any shares of the Company's Common Stock pursuant to any exercise of the Option, the Company shall have issued any share purchase rights or similar securities to holders of the Company's Common Stock, then each such share of the Company's Common Stock shall also represent rights with terms substantially the same as and at least as favorable to the Acquiror as those issued to other holders of the Company's Common Stock.

          (d) Certificates for the Company's Common Stock delivered at any Closing hereunder shall be endorsed with a restrictive legend which shall read substantially as follows:

      "The shares represented by this certificate are subject to certain provisions of an agreement between the registered holder hereof and High Point Financial Corp., a copy of which is on file at the principal office of High Point Financial Corp., and to resale restrictions arising under the Securities Act of 1933, as amended, and any applicable state securities laws. A copy of such agreement will be provided to the holder hereof without charge upon receipt by High Point Financial Corp. of a written request therefor."

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend in connection with a transfer or sale if (i) the Company has been furnished with an opinion of counsel, reasonably satisfactory to counsel for the Company, that such transfer or sale will not violate the 1933 Act or applicable securities laws of any state or (ii) such transfer or sale shall have been registered and qualified pursuant to the 1933 Act and any applicable state securities laws.

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          5.  Authorization, etc.

          (a) The Company hereby represents and warrants to the Acquiror that:

               (i) the Company has full corporate authority to execute and deliver this Option Agreement and to consummate the transactions contemplated hereby;

               (ii) such execution, delivery and consummation have been authorized by the Board of Directors of the Company, and no other corporate proceedings are necessary therefor;

               (iii) this Option Agreement has been duly and validly executed and delivered by the Company and represents a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms; and

               (iv) the Company has taken all necessary corporate action to authorize and reserve and permit it to issue and, at all times from the date hereof through the date of the exercise in full or the expiration or termination of the Option, shall have reserved for issuance upon exercise of the Option, 772,243 shares of the Company's Common Stock (subject to adjustment as provided herein), all of which, upon issuance in accordance with the terms of this Option Agreement, shall be duly authorized, validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights of any shareholder of the Company.

          (b) The Acquiror hereby represents and warrants to the Company that:

               (i) the Acquiror has full corporate authority to execute and deliver this Option Agreement and to consummate the transactions contemplated hereby;

               (ii) such execution, delivery and consummation have been authorized by all requisite corporate action by the Acquiror, and no other corporate proceedings are necessary therefor;

               (iii) this Option Agreement has been duly and validly executed and delivered by the Acquiror and represents a valid and legally binding obligation of the Acquiror, enforceable against the Acquiror in accordance with its terms; and

               (iv) any shares of the Company's Common Stock acquired by the Acquiror upon exercise of the Option will be acquired for its own account and will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in compliance with the 1933 Act.

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          6.  Adjustment upon Changes in Capitalization.

          In the event of any change in the Company's Common Stock by reason of stock dividends, split-ups, recapitalizations or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of the Company's Common Stock are issued after the date of this Option Agreement (other than pursuant to an event described in the preceding sentence or pursuant to this Option Agreement or options granted under employee benefit plans), the number of shares of the Company's Common Stock subject to the Option shall be adjusted so that, after such issuance, when aggregated with other shares of the Company's Common Stock owned by the Acquiror and its affiliates, it equals 24.9% of the number of shares of the Company's Common Stock then issued and outstanding (assuming all shares subject to the Option have been issued).

          7.  Repurchase.

          (a) At the request of the Acquiror, at any time from and after the occurrence of a Purchase Event and ending 180 days immediately thereafter (the "Acquiror Repurchase Period"), the Company (or any successor entity thereof) shall repurchase the Option from the Acquiror together with all (but not less than all) shares of the Company's Common Stock purchased by the Acquiror pursuant to the Option with respect to which the Acquiror then has Beneficial Ownership, at a price (when calculated on a per share basis, the "Per Share Repurchase Price") equal to the sum of:

               (i) the difference between (A) the "Market/Tender Offer Price" for shares of the Company's Common Stock (defined as the higher of (x) the highest price per share at which a tender or exchange offer has been made for shares of the Company's Common Stock or (y) the highest closing price per share of the Company's Common Stock as reported by Nasdaq for any day within that portion of the Acquiror Repurchase Period which precedes the date the Acquiror gives notice of the required repurchase under this
     Section 7) and (B) the Purchase Price (subject to adjustment as provided in
     Section 6), multiplied by the number of shares of the Company's Common Stock with respect to which the Option has not been exercised, but only if such Market/Tender Offer Price is greater than such Purchase Price;

               (ii) the Purchase Price paid by the Acquiror for any shares of the Company's Common Stock acquired pursuant to the Option; and

               (iii) the difference between the Market/Tender Offer Price and the Purchase Price paid by the Acquiror for any shares of the Company's Common Stock purchased pursuant to the exercise of the Option, multiplied by the number of shares so purchased, but only if such Market/Tender Offer Price is greater than such Purchase Price.

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          (b) In the event the Acquiror exercises its rights under this Section
7, the Company shall, within 10 business days thereafter, pay the required amount to the Acquiror by wire transfer of immediately available funds to an account designated by the Acquiror and the Acquiror shall surrender to the Company the Option and the certificates evidencing the shares of the Company's Common Stock purchased pursuant to the Option with respect to which the Acquiror then has Beneficial Ownership.

          (c) In determining the Market/Tender Offer Price, the value of any consideration other than cash shall be determined by an independent nationally recognized investment banking firm selected by the Acquiror.

          8.  Repurchase at Option of the Company.

          Except to the extent that the Acquiror shall have previously exercised its rights under Section 7, at the request of the Company during the six-month period commencing 180 days following the first occurrence of a Purchase Event, the Company may repurchase from the Acquiror, and the Acquiror shall sell to the Company, all (but not less than all) of the Company's Common Stock acquired by the Acquiror pursuant to the Option (to the extent that the Acquiror has Beneficial Ownership of such shares at the time of such repurchase) at a price per share equal to the greatest of (i) 110% of the Market/Tender Offer Price per share (calculated in the manner set forth in Section 7(a)(i) hereof but utilizing the period beginning on the occurrence of a Purchase Event and ending on the date the Company exercises its repurchase right pursuant to this Section
8), (ii) the Per Share Repurchase Price or (iii) the sum of (A) the aggregate Purchase Price of the shares so repurchased plus (B) interest on the aggregate Purchase Price paid for the shares so repurchased from the date of purchase by the Acquiror to the date of repurchase at the highest rate of interest announced by Citibank, N.A. as its prime or base lending or reference rate during such period, less any dividends received on the shares so repurchased, which sum shall be divided by the number of shares of the Company's Common Stock to be repurchased by the Company. Any repurchase under this Section 8 shall be consummated in accordance with Section 7(b).

          9.  Registration Rights.

          At any time after a Closing, the Company shall, if requested by any holder or Beneficial Owner of shares of the Company's Common Stock issued upon exercise of the Option (each a "Holder"), as expeditiously as possible file a registration statement on a form for general use under the 1933 Act if necessary in order to permit the sale or other disposition of the shares of the Company's Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by any such Holder. Each such Holder shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. The Company shall use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The registration effected under this Section 9 shall be at the Company's expense except for

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underwriting commissions and the fees and disbursements of such Holders' counsel attributable to the registration of shares of the Company's Common Stock. In no event shall the Company be required to effect more than one registration hereunder. The filing of any registration statement required hereunder may be delayed for such period of time (not to exceed 90 days) as may reasonably be required to facilitate any public distribution by the Company of the Company's Common Stock, if a special audit of the Company would otherwise be required in connection therewith or for such period of time during which the Company is in possession of material information concerning it, its business affairs or a material transaction in each case the public disclosure of which could have a material adverse effect on the Company or significantly disrupt such material transaction. If requested by any such Holder in connection with such registration, the Company shall become a party to any underwriting agreement relating to the sale of such shares on terms and including obligations and indemnities which are customary for parties similarly situated. Upon receiving any request for registration under this Section 9 from any Holder, the Company agrees to send a copy thereof to any other person known to the Company to be entitled to registration rights under this Section 9, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

          10.  Listing.

          If the Company's Common Stock or any other securities to be acquired upon exercise of the Option are then quoted on Nasdaq or listed on any national securities exchange, the Company, upon the request of the Acquiror, will promptly file an application to have the shares of the Company's Common Stock or other securities to be acquired upon exercise of the Option quoted on Nasdaq or listed on such exchange and will use its best efforts to obtain approval of such applications as soon as practicable.

          11.  Severability.

          Any term, provision, covenant or restriction contained in this Option Agreement held by a court or other Governmental Authority of competent jurisdiction to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Option Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Option Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

          12.  Miscellaneous.

          (a) Expenses. Each of the parties hereto shall pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel, except as otherwise provided herein.

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          (b) Entire Agreement.  This Option Agreement, the Merger Agreement
(including the Schedules and Appendices attached thereto) and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

          (c) Successors; No Third Party Beneficiaries. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

          (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered in accordance with Section 8.7 of the Merger Agreement (which is incorporated herein by reference).

          (e) Counterparts. This Option Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but both such counterparts together shall constitute but one agreement.

          (f) Further Assurances. In the event of any exercise of the Option by the Acquiror, the Company and the Acquiror shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

          (g) Specific Performance. The parties hereto agree that if for any reason the Acquiror or the Company shall have failed to perform its obligations under this Option Agreement, then either party hereto seeking to enforce this Option Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that either party hereto may have against the other party hereto for any failure to perform its obligations under this Option Agreement.

          (h) Governing Law. This Option Agreement shall be governed by the laws of the State of New Jersey. All actions and proceedings arising out of or relating to this Option Agreement shall be heard and determined in any New Jersey state court or in any federal court sitting in New Jersey.

          (i) Consent to Jurisdiction; Venue.

               (x) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of New Jersey and to the jurisdiction of the United States District Court for the District of New Jersey, for the purpose of any action or proceeding

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     arising out of or relating to this Option Agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any New Jersey state court or in any federal court sitting in New Jersey. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

               (y) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating hereto, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 11(i) shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

          (j) Regulatory Approvals; Section 16(b). If, in connection with the exercise of the Option under Section 3, prior notification to or approval of the Federal Reserve Board or any other Governmental Authority is required, then each of the parties will use its reasonable efforts to make all filings with, and to obtain the consent of, all third parties and Governmental Authorities necessary to the consummation of the transactions contemplated by this Option Agreement, including, without limitation, applying to the Federal Reserve Board under the Bank Holding Company Act and to state banking authorities for approval to acquire the shares issuable hereunder. Periods of time that otherwise would run pursuant hereto (if any) shall run instead from the date on which any such required notification period has expired or been terminated or such approval has been obtained, and in either event, any requisite waiting period shall have passed. Periods of time that otherwise would run pursuant to Sections 3, 7 or 8 shall also be extended to the extent necessary to avoid liability under Section 16(b) of the 1934 Act.

          (k) Waiver and Amendment. Any provision of this Option Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Option Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

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          IN WITNESS WHEREOF, each of the parties hereto has executed this
Option Agreement as of the date first written above.

                              LAKELAND BANCORP, INC.


                              By:
                                 ------------------------------------
                              Name:   John W. Fredericks
                              Title:  President

                              HIGH POINT FINANCIAL CORP.


                              By:
                                 ------------------------------------
                              Name:   Michael A. Dickerson
                              Title:  President

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